UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Crown Holdings, Inc.
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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 26th day of April 2012 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2012; to conduct a non-binding say-on-pay advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 6, 2012 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel
Philadelphia, Pennsylvania
March 19, 2012

We cordially invite you and hope that you will attend the Annual Meeting in person, but, if you are unable to attend, the Board of Directors requests that you sign the Proxy and return it, without delay, in the enclosed envelope or vote by telephone or through the Internet as described on the Proxy Card.  Please note that, if you have not specifically instructed your broker how to vote, your broker may not vote your shares nominally held in such broker’s name with respect to election of Directors or the say-on-pay advisory vote.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 26, 2012:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and Annual Report to Shareholders are available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 26, 2012

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 26, 2012, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Annual Meeting.  The cost of soliciting Proxies will be borne by the Company.  The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,500 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Annual Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2011, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 19, 2012.

On March 1, 2012, there were 148,786,355 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 6, 2012 are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Shareholders may be represented by Proxy at the Annual Meeting by completing and returning the Proxy or voting by telephone or through the Internet.  The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business.  Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification.  Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes.  Directors are elected by plurality vote, subject to the majority vote By-Law described below.  Other matters are determined by a majority of the votes cast.

On October 27, 2011, the Board of Directors of the Company amended the Company’s By-Laws to provide that, in an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at a meeting, although deemed to have been elected to the Board, must promptly tender his or her resignation to the Board.  In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board and to have immediately resigned.  For an incumbent Director, the Nominating and Corporate Governance Committee will evaluate the tendered resignation and make a recommendation to the Board as to whether such resignation should be accepted.  The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results.  If the incumbent’s resignation is not accepted by the Board, such Director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal.  If the Director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws.  The Company believes this policy reflects the Company’s dedication to maintaining the highest quality corporate governance practices and commitment to addressing Shareholder concerns.  To be eligible to stand for election, each nominee who agrees to be nominated also must agree, in writing, to be bound by the resignation provisions in the event the nominee does not receive a majority of the votes cast.  For this purpose, “majority of votes cast” means the number of shares FOR a Director’s election exceeds 50% of the number of votes cast with respect to the Director’s election.  “Votes cast” includes votes to withhold authority.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has fixed the number of Directors at 11.  It is intended that the Proxies will be voted for the election of the 11 nominees named below as Directors, and no more than 11 will be nominated by the Company.

The names of the nominees and information concerning them and their associations as of March 1, 2012, as furnished by the nominees, follow.  The principal occupations and the directorships stated below include the nominees’ occupations and directorships with any U.S. publicly-traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote
for Election of Each of the Nominees Named Below.

(a) Member of the Executive Committee	(c) Member of the Compensation Committee
(b) Member of the Audit Committee	(d) Member of the Nominating and Corporate Governance Committee

___________________________________________

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	69	Senior Managing Director of Brock Capital Group; former Chairman and Chief Executive Officer of Structured Ventures and former Executive Officer of several General Electric financial services companies; Chairman of United Rentals; also a Director of Quest Diagnostics and a former Director of West Pharmaceutical Services	2000

John W. Conway (a)	66	Chairman of the Board, President and Chief Executive Officer of the Company; also a Director of PPL Corporation	1997

Name	Age	Principal Occupation	Year Became Director

Arnold W. Donald (c)	57	President and Chief Executive Officer of The Executive Leadership Council; former President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International and former Chairman and Chief Executive Officer of Merisant Company; also a Director of Carnival Corporation, The Laclede Group and Oil-Dri Corporation of America and a former Director of The Scotts Company	1999

William G. Little (a), (c), (d)	69	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003

Hans J. Löliger (c), (d)	69	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group	2001

James H. Miller	63	Chairman and former Chief Executive Officer of PPL Corporation; also a Director of Rayonier	2010

Josef M. Müller (b)	64	President of Swiss Association of Branded Consumer Goods ‘PROMARCA’; former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011

Thomas A. Ralph (a), (b), (d)	71	Retired Partner, Dechert	1998

Hugues du Rouret (b)	73	Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Member of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France	2001

Jim L. Turner (c)	66	Principal of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	66	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Roadrunner Transportation Systems	2004

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications and skills as well as each potential nominee’s ability to contribute to the Board.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.”

The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board.  In addition, each of the nominees has exhibited during his or her prior service as a Director the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.  Moreover, the Board believes that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas.  These areas include organizational leadership and corporate governance; finance; management in the packaging, food and beverage and other industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Dr. Britell brings to the Board a comprehensive understanding of U.S. and foreign business and regulatory matters gained through her experience as an executive officer of multi-national financial services companies and as the chief executive officer of a private company advising private equity and venture capital firms and other financial institutions.  Dr. Britell’s experience in finance also qualifies her as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations, and she chairs the Audit Committee of the Board.  In addition, Dr. Britell chairs the board of another public company traded on the New York Stock Exchange (the “NYSE”) and serves or has recently served on the boards of directors and audit committees of a number of other publicly-traded companies.

Mr. Conway has served as the Chairman of the Board and the Chief Executive Officer of the Company for over 11 years, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 35 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business.  Mr. Conway also serves as a director of another publicly-traded company.

Mr. Donald brings to the Board leadership and other senior management experience and a deep understanding of the food industry from his role as chairman and chief executive officer of a food industry company.  He is president and chief executive officer of a professional network of African-American executives of major U.S. companies.  In addition, Mr. Donald has broad experience in corporate governance as a director, past and present, of a number of other NYSE-listed companies in various industries.

Mr. Little brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and chief executive officer for over 12 years of a NYSE-listed, international pharmaceutical packaging company.  Mr. Little also has significant experience in corporate officer positions in the European and Asia-Pacific regions.  He formerly served on the board of another publicly-traded packaging company supplying the food and beverage industries.

Mr. Löliger’s experience as president of a global packaging company and chief executive officer of a global provider of security inks and integrated security solutions brings to the Board a seasoned and deep understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board, the Nominating and Corporate Governance Committee and the Compensation Committee a distinct viewpoint on corporate governance and executive compensation.

Mr. Miller brings to the Board leadership and other senior management experience, both domestic and international, from his role as chairman and former chief executive officer of an international energy and utility holding company.  Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities as a former chief executive officer of a highly regulated utility company.

Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the chief executive officer of the company’s greater China region, a region of significant growth for the Company.  Mr. Müller brings to the Board significant emerging market business development and management experience, as well as a deep knowledge of accounting and financial matters, which makes him a valuable member of the Board’s Audit Committee.

Mr. Ralph has a broad background in legal and corporate governance matters.  He served as a partner, both in the United States and in Europe, of an international law firm for over 30 years, where his practice encompassed a broad range of international and domestic corporate matters, including acquisitions, divestitures, corporate finance and securities.  Mr. Ralph brings to his position as Chairperson of the Nominating and Corporate Governance Committee and Presiding Director of the Board a wide-ranging understanding of corporate governance.  Mr. Ralph also has significant finance and accounting experience and serves on the Audit Committee of the Board.

Mr. du Rouret’s experience as chairman and chief executive officer of a European division of an international group of energy and petrochemicals companies gives the Board a veteran understanding of a global operations structure similar to that of the Company.  Mr. du Rouret also has an extensive knowledge of finance and accounting from his executive experience and serves as a member of the Audit Committee of the Board.  Like Messrs. Löliger and Müller, Mr. du Rouret is a European national, is a director of several European companies and has extensive knowledge of European business and markets.

Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and chief executive officer of the largest independent soft drink bottler in the United States, gives the Board deep insight into the industry of many of the Company’s significant customers.  Mr. Turner has valuable experience in business development, finance and mergers and acquisitions.  Mr. Turner also serves as a director of a NYSE-listed food and beverage company.

Mr. Urkiel’s experience as chief financial officer of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel’s accounting and finance experience are utilized in part by his service on the Audit Committee of the Board.  Mr. Urkiel also serves as director of another NYSE listed company.

Nine of the eleven nominees for re-election named above have been determined by the Board to be independent under the listing standards of the NYSE and the Company’s By-Laws.  See “Corporate Governance – Director Independence.”  The Nominating and Corporate Governance Committee believes that all eleven nominees are independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 1, 2012, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

BlackRock, Inc. and its affiliates (2) 40 East 52nd Street New York, NY 10022	10,410,606	7.0%

________________________________

(1)	Percentages are derived based upon 148,786,355 shares of Common Stock outstanding as of March 1, 2012.

(2)
Based on Amendment No. 2 to Schedule 13G filed on February 13, 2012 with the SEC, BlackRock, Inc. and its affiliates identified in such Schedule 13G have beneficial ownership of such shares of the Company’s Common Stock.

The following table shows, as of March 1, 2012, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2011; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

Jenne Britell	44,502	*
John Conway (2)(3)	2,306,271	1.6%
Timothy Donahue (3)	233,259	*
Arnold Donald (4)	56,741	*
Christopher Homfray	226,291	*
William Little	35,015	*
Hans Löliger	63,620	*
Raymond McGowan (5)	192,546	*
James Miller	3,505	*
Josef Müller	2,818	*
Thomas Ralph	62,841	*
Hugues du Rouret	51,118	*
Jozef Salaerts (6)	132,864	*
Jim Turner	61,229	*
William Urkiel	26,448	*
Directors and Executive
Officers as a Group of 17 (7)	3,627,470	2.4%
__________________________
* Less than 1%

(1)	Percentages are derived based upon 148,786,355 shares of Common Stock outstanding as of March 1, 2012.

(2)	Includes 650,000 shares of Common Stock subject to presently exercisable options held by Mr. Conway.

(3)
Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”).  Messrs. Conway and Donahue are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(4)
Includes 36,026 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee, and 5,300 shares of Common Stock pledged by Mr. Donald as security for a loan from a third-party.

(5)	Includes 40,000 shares of Common Stock subject to presently exercisable options held by Mr. McGowan.

(6)	Includes 42,000 shares of Common Stock subject to presently exercisable options held by Mr. Salaerts.

(7)	Includes 859,000 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2011, there were five meetings of the Board of Directors.  Each Director during his or her term of service attended at least 75% of the aggregate meetings held by the Board of Directors and by the committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders.  In 2011, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board of Directors has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, Josef Müller, Thomas Ralph, Hugues du Rouret, Jim Turner and William Urkiel are independent under the listing standards of the NYSE and the Company’s By-Laws.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws that require a majority of the Board nominees to be Independent Directors.  A Director is an “Independent Director” under the Company’s By-Laws if the Director: (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above.

In making the foregoing determinations, the Board of Directors considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Dr. Britell and Mr. Conway, directors of Fox Chase Cancer Center – employee medical screenings.  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of The Laclede Group – ordinary course of business purchase of gas for a Company facility.  None of these transactions fell within the NYSE listing standards disqualifying criteria or the Company’s By-Laws disqualifying criteria.

Of the remaining Directors, John Conway is a current Executive Officer of the Company and is therefore not independent.  Until December 2010, Mr. Conway served on the compensation committee of PPL Corporation of which Mr. Miller was CEO.  Mr. Conway’s service on that committee precludes Mr. Miller’s independence under the listing standards of the NYSE for three years following the end of Mr. Conway’s service on that committee.

Board Leadership and Risk Oversight.  Mr. Conway serves as both Chairman of the Board and President and Chief Executive Officer of the Company, and Mr. Ralph, as the Chairperson of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over meetings of the executive sessions of the non-management Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Conway serve as both Chairman of the Board of Directors and President and Chief Executive Officer because of the unified leadership and direction this structure gives the Board as well as its Executive Officers.  This structure is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans.  In addition, because Mr. Conway manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Conway presides at the meetings of the Board.  Moreover, the Board believes that its other structural features, including nine independent Directors and ten non-management Directors among the slate of 11 Directors standing for election at the Company’s Annual Meeting, regular meetings of non-management Directors in executive session, key committees consisting wholly of independent Directors and an independent Presiding Director, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically consults with the Executive Officers regarding the Company’s risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.  Directors who are also employees of the Company receive no additional compensation for services as Directors.  Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash committee fees in the amounts, effective January 1, 2012, set forth as follows.  Cash base Director’s fees are $100,000 annually.  Annual grants of Company Common Stock consist of $110,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors.  Cash committee fees are as follows:  for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director.  Directors do not receive any additional fees for their service on the Executive Committee.  There are no Board or Committee meeting attendance fees.  Directors may defer receipt of all, or any part, of their Director compensation.

Director Stock Ownership.  Under the Company’s Corporate Governance Guidelines, after five years of service on the Board of Directors, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the base annual Director’s fees.  As of March 1, 2012, each Director with five or more years of service on the Board of Directors owned the required minimum level of Common Stock.

Audit Committee.  In 2011, the Audit Committee had eight meetings.  The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Müller, Ralph, du Rouret and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board of Directors has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and the Company’s By-Laws and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.  The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee.  In 2011, the Compensation Committee had three meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Little, Löliger and Turner, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Löliger serves as Chairperson of the Compensation Committee.  The Board of Directors has adopted a written Compensation Committee Charter.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were three meetings of the Nominating and Corporate Governance Committee in 2011.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger and Ralph, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board of Directors and its committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of committees of the Board of Directors and performs other corporate governance functions.  Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on  the  Board  are  expected  because  of  retirement  or otherwise  and  whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  While the Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as nationality, race and gender as well as professional backgrounds and geographic and industry experiences.  The Nominating and Corporate Governance Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.  Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2013 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the non-management Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the non-management Directors or the Board as a whole may do so by writing to the Presiding Director, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Presiding Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”  The Company intends to disclose amendments to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The written Company policy relating to related party transactions, which requires review and approval or ratification of such transactions by the Nominating and Corporate Governance Committee, is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2011 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2011 (collectively, the “Named Executive Officers” or “NEOs”).  The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary.  The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business.  To achieve this objective, our long-term incentive program is ownership-oriented.  In addition, the Company’s annual incentive plan utilizes “at risk” performance-based compensation incentives focused upon the Company’s strategy of driving long-term growth of the Company’s “economic profit,” which is driven by efficient utilization of capital, gross profit and cash flow from operations.

•
Gross profit and global sales growth.  Our gross profit increased 7.8% to over $1.34 billion in 2011, on top of a 4.8% increase in the prior fiscal year, and global net sales were $8.6 billion, an 8.9% increase over 2010.

•
Strong cash flow generation.  In 2010 and 2011 our strong cash flow from operations enabled us to repurchase approximately 16 million shares of Company Common Stock and to purchase $371 million worth of our partners’ interests in several joint ventures operating in growth markets such as China, Southeast Asia and the Middle East.

•
Investment in growth markets.  Our strong cash flow generation also provides the capital necessary to pursue the Company’s strategy of expansion through investment in growth markets in each of the Company’s Divisions, such as Eastern Europe, the Middle East and North Africa in the European Division, China and Southeast Asia in the Asia-Pacific Division and Brazil in the Americas Division.  This expansion, including six new beverage can lines and two new beverage can plants that were commercialized in 2011, enabled the Company to increase our worldwide beverage can production capacity by approximately 4 billion units from 2010 to 2011 with approximately 41% of the Company’s 2011 global beverage can sales unit volume produced in growth markets.

The Company’s success in pursuing its growth strategy, over the five-year period ended December 31, 2011, has resulted in an increase in annual gross profit from $888 million to $1,348 million.  The successful implementation of the strategy has in turn driven the Company’s stock performance over the past five years, as indicated in the graph below.  The graph compares the cumulative yearly total return on the Company’s Common Stock against the cumulative yearly total return of the S&P 500 Index and the Dow Jones “U.S. Containers & Packaging” Index for the five-year period.

COMPARATIVE STOCK PERFORMANCE

Comparison of Five-Year Cumulative Total Return (a)
Crown Holdings, Inc., S&P 500 Index, Dow Jones “U.S. Containers & Packaging” Index (b)

(a)	Assumes that the value of the investment in Crown Holdings, Inc. common stock and each index was $100 on December 31, 2006 and that all dividends were reinvested.
(b)
Industry index is weighted by market capitalization and is comprised of Crown Holdings, AptarGroup, Ball, Bemis, Greif, MeadWestvaco, Owens-Illinois, Packaging Corp. of America, RockTenn, Sealed Air, Silgan, Sonoco and Temple-Inland.

As indicated below, our executive compensation program is focused upon “at risk” compensation and stock ownership.  Most of our NEOs’ total direct compensation either is tied to the accomplishment of performance objectives or provided in the form of Company stock, a majority of which is performance-based.  A significant portion of our NEOs’ total direct compensation is paid in restricted stock.  Total direct compensation is comprised of base salary, annual performance-based cash incentives and long-term equity incentives (including time-based and performance-based restricted stock).  The following charts illustrate the allocation of 2011 total direct compensation for our CEO and our other NEOs as a group (consisting of salary, stock awards and non-equity incentive plan compensation, as set forth in the Summary Compensation Table below) among these various components and highlights the Company’s emphasis on “at risk” and equity-based compensation.

The Board of Directors believes that the executive compensation program is effective because it is strongly linked to the Company’s core business strategies, the success of which is evidenced by the Company’s continued global expansion and its strong stock market performance.

In April 2011, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held a non-binding Shareholder vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote.  A large majority of our Shareholders voted in favor of the Company’s compensation scheme, which the Compensation Committee believes shows strong Shareholder support for the performance-based and ownership-oriented compensation philosophy that it has utilized.  Accordingly, the Committee did not change its general approach to executive compensation in 2011.  The Committee will continue to consider the results of Shareholder say-on-pay votes in making future compensation decisions for our NEOs.

In addition to considering the results of our Shareholders’ annual say-on-pay votes, we continually monitor our executive compensation program as to competitiveness with our peer group.  We also monitor our program with respect to best practices, and over the last several years we have taken the following actions, among others:

•
Established stock ownership guidelines for our NEOs under which our CEO is expected to own Company Common Stock equal in value to six times his annual base salary and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.

•
Adopted a minimum holding period policy applicable to restricted stock under which the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.

•	Adopted a recoupment or “clawback” policy with respect to the non-equity incentive bonus plan for NEOs.

•	Changed the allocations under the Company’s long-term incentive plan so that the value of the awards of restricted stock is targeted to be two-thirds performance-based and one-third time-based.

•
Utilized tally sheets to review total compensation, the current mix of compensation, issues of internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

•	Eliminated tax gross-up payments in connection with automobile allowances.

The Board of Directors is very pleased that Mr. Conway has agreed to stay on as the Company’s CEO beyond the normal retirement age of 65, which Mr. Conway reached in 2011.  Mr. Conway has spent much of his career building the Company’s business in emerging markets, as President of Continental Can International Corporation prior to its purchase by the Company in 1991 and as the Company’s CEO over the past eleven years.  Mr. Conway continues to energetically lead the Company’s growth in emerging markets and spends much of the year on-site in those regions.  Consequently, the Committee continues to target Mr. Conway’s compensation at the upper range of the Company’s peer group.

As a result of historically low long-term interest rates, the lump-sum value of Mr. Conway’s retirement benefits significantly increased during recent years.  Although Mr. Conway has agreed to continue to serve the Company beyond his normal retirement age of 65, in connection with his decision to stay on in leading the Company, Mr. Conway has irrevocably waived his rights to a retirement benefit under the Senior Executive Retirement Plan exceeding $32 million.  As of December 31, 2011, based on long-term interest rates and actuarial assumptions as of that date, Mr. Conway had voluntarily waived approximately $7 million of lump- sum retirement benefits to which he would have been entitled had he retired at that time.

Compensation Committee.  The Compensation Committee is currently comprised of four Non-Employee Directors, all of whom are independent under the NYSE listing standards and the Company’s By-Laws.  During 2011, the Committee members were Hans Löliger (Chairperson), Arnold Donald, William Little and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

Compensation Philosophy and Objectives.  The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance.  Accordingly, two-thirds of the value of the restricted stock granted under the Company’s long-term incentive plan is performance-based restricted stock, and one-third is time-based restricted stock.

Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our CEO is expected to own Company Common Stock equal in value to six times his annual base salary, and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.  Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax value of any Common Stock received as the result of an option exercise or restriction lapse.  All of the NEOs either own more than the minimum level of Common Stock or are otherwise in compliance with the stock ownership guidelines.

The Company also maintains a minimum holding period policy applicable to restricted stock with respect to which the restriction has lapsed.  Under this policy, the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.  An NEO who has already satisfied the stock ownership guideline must still retain 50% of the after-tax value of newly unrestricted shares for at least two years.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2011, the Committee met three times.  The Committee usually meets with the CEO and the CFO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO.  Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

In addition, the Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component effects each NEO’s total compensation.  For 2011, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

At our Annual Meeting of Shareholders held on April 28, 2011, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held a non-binding Shareholder say-on-pay vote on the compensation of our NEOs.  Approximately 81% of the shares voted on the say-on-pay proposal were voted for approval of the compensation of our NEOs.  The Committee believes that the Shareholder vote strongly endorses the philosophy and approach that the Committee has utilized in setting NEO compensation.  Although the advisory Shareholder vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this annual vote when making compensation decisions for the NEOs.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO’s compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  The Committee engaged Pay Governance, LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2011 compensation decisions.  Pay Governance has no other consulting relationships with the Company or its management.

In advising the Committee regarding 2011 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  Competitive levels were utilized at the 50th and 75th percentiles for the following elements of pay:

(i)	base salary,

(ii)	target annual incentive,

(iii)	target total cash compensation (base salary plus target annual incentive),

(iv)	accounting value of long-term equity incentives and

(v)	target total direct compensation (target total cash compensation plus the accounting value of long-term equity incentives).

In establishing its benchmarks for each of the NEOs except Mr. Homfray, Pay Governance gathered data for the 20 public companies defined as the “Peer Group.”  Members of the Peer Group were selected based upon their industry, market capitalization and global operations and the relevant markets for executive talent.  The Peer Group is comprised of: Avery Dennison Corporation, Ball Corporation, Bemis Company, Campbell Soup Company, Colgate-Palmolive Company, Dean Foods Company, Dr. Pepper Snapple Group, Eastman Chemical Company, Greif, H.J. Heinz Company, MeadWestvaco Corporation, Nestlé USA, Owens-Illinois,

Pactiv Corporation, PPG Industries, S.C. Johnson & Son, Sealed Air Corporation, The Sherwin-Williams Company, Smurfit-Stone Container Corporation and United States Steel Corporation.  Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.  To provide a broader frame of reference, Pay Governance also analyzed each NEO position against data from general industry.  In establishing its benchmarks for Mr. Homfray, Pay Governance used general industry market data for Switzerland, which the Company considers to be the most appropriate competitive market.  With respect to Mr. Homfray, the term “Peer Group” as used herein shall be deemed to refer to the Swiss market.

Compensation Strategy for CEO.  The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic performance.

In determining the CEO’s direct compensation for 2011, the Committee evaluated the CEO’s performance and the Company’s performance in 2010 and 2011, as well as performance since Mr. Conway’s election as CEO in 2000.  The Committee continued to focus upon the Company’s improvement during Mr. Conway’s tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including gross profit, which increased 7.8% to over $1.34 billion in 2011; the Company’s strong cash flow from operations, which has enabled the Company in 2011 to repurchase approximately 8 million shares of Company Common Stock and to purchase $202 million worth of its partners’ interests in several joint ventures operating in growth markets such as China, Southeast Asia and the Middle East; the Company’s growth in a number of markets important to the Company’s future, including in Asia, South America, Eastern Europe and the Middle East, which has enabled the Company to increase its worldwide beverage can production capacity by approximately 4 billion from 2010 to 2011 with approximately 41% of the Company’s 2011 global beverage can sales unit volume produced in growth markets; and the Company’s total shareholder return since November 2000 when Mr. Conway was elected CEO and the price of the Company’s Common Stock was $8.19 per share.

Due to the Board’s desire to retain Mr. Conway as CEO beyond the normal retirement age of 65 and maintain the experience and steady leadership he provides the Company together with his extensive international experience and global vision focused on the Company’s international expansion, and in view of the CEO’s exceptional performance on behalf of the Company over an extended period of time and his successful leadership during this difficult economic climate, the Committee determined that the CEO’s target total direct compensation would continue to be set towards the upper range of the Peer Group.  Accordingly, the Committee used the 75th percentile of the Peer Group’s target total direct compensation as a market check in determining the CEO’s compensation.  However, the 75th percentile is a guidepost and not an absolute target.  In conjunction with the Committee’s emphasis on stock-based compensation, a significant portion of the CEO’s 2011 compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO.  For 2011, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data were reviewed as an additional market reference and to ensure robust competitive data.

•
Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation.  For 2011, the principal components of compensation for NEOs were:

(i)	base salary,

(ii)	annual incentive bonus,

(iii)	long-term equity incentives,

(iv)	retirement benefits and

(v)	perquisites.

The Company has employment contracts with all of the NEOs other than Mr. Salaerts.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However, under special circumstances such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary on a mid-year basis.

The Committee has determined that base salary levels for the NEOs should be targeted towards the upper middle range of the Peer Group for Mr. Conway and the middle range of the Peer Group for the other Company NEOs.  The Peer Group data produced by Pay Governance indicated that the base salary levels for the U.S. NEOs were within the competitive range.  The Compensation Committee approved increases in the base salaries of Messrs. Homfray and Salaerts.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on success in driving the long-term operating performance of the Company as well as on the individual contribution of the NEO.  Accordingly, the Company maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specific weighted performance measures: economic profit, modified operating cash flow and individual qualitative factors.  The Committee believes the use of economic profit and modified operating cash flow as performance measures under the EP Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value.  The Committee reviews the EP Plan’s design annually and approves any design changes or amendments.

Each year, the Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  The 2011 targets and maximum bonus opportunities for the NEOs were as follows.

Name	Minimum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Maximum Bonus as a Percentage of Base Salary
John Conway	0%	115%	$1,236,250	345%
Timothy Donahue	0%	80%	$428,000	240%
Christopher Homfray	0%	80%	$469,473	240%
Raymond McGowan	0%	80%	$428,000	240%
Jozef Salaerts	0%	75%	$332,614	225%

Based upon the Peer Group information provided by Pay Governance, the annual incentive compensation targets for NEOs were generally at or slightly above the targeted range.  Accordingly, the Compensation Committee did not approve increases in the target bonus percentages for the NEOs.

Bonus amounts under the EP Plan are based on the following three performance measures:

(i)	economic profit – defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital; and

(iii)
individual qualitative factors – defined generally as achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

For purposes of calculating economic profit under the EP Plan, cost of capital is defined as the average capital employed multiplied by the average cost of capital.  Capital employed is generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed are the following items: investments, net goodwill, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives.  For 2011, the EP Plan used a cost of capital of 12%.

At the beginning of each year, the Committee determines target levels of performance for each performance metric.  At year end, the Committee assesses the actual results versus the original goals to determine the final awards.  The Committee must approve all awards, and all awards are subject to review and discretionary adjustment by the Committee.

An NEO’s actual bonus amount is determined by (i) multiplying the NEO’s target bonus amount by a specified percentage for each of the three performance measures for the applicable year and (ii) adding the results.  The specified percentage for each of the three performance measures depends on the actual level of achievement of the applicable performance target.  If the three performance measures are achieved at their target levels, these percentages will be 50% for economic profit, 40% for modified operating cash flow and 10% for individual qualitative factors.  These percentages increase for economic profit and modified operating cash flow (but not individual qualitative factors) as achievement levels for these performance measures exceed their respective performance targets.  In the case of modified operating cash flow, up to 60% of the target bonus amount will be paid as the achievement level increases from 100% to 120% of the performance target.  In the case of economic profit, up to 230% of the target bonus amount will be paid for incremental increases in economic profit over 100% of the performance target (to the extent modified operating cash flow is achieved at levels of less than 120% of the performance target, up to 250% of the target bonus amount can be paid based on economic profit).  The percentages of the target bonus amount payable with respect to the modified operating cash flow performance measure decreases as achievement falls below 100% of the applicable performance target, with no amount being payable with respect to modified operating cash flow for achievement levels below 90% of the applicable performance target.  No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

The economic profit component of the EP Plan is determined based upon improvement over the prior year combined with any carry-forward from prior years.  Economic profit for a given year that is not used in calculating the NEO’s actual bonus amount for that year (either as a result of the EP Plan’s limits capping annual payments or the Committee’s exercise of its discretion not to pay EP Plan awards otherwise earned) will be carried forward to the following years.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.

Like corporate objectives, individual performance objectives are intended to challenge executives with goals that contribute to the achievement of the annual operating plan and improve Company performance.  The individual qualitative factors involve such objectives as the Company continuing to expand in growth markets and to develop and bring to market new and improved products for customers.

Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or which the Company expects to face in the coming year.  For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increase in capital investment required for the Company’s expansion in growth markets, higher input costs due to price increases by suppliers, prior years’ actual working capital and variances in average trade working capital.

For 2011, the qualitative performance objectives for Mr. Conway involved continuing to develop and expand the business in growth markets, bringing new and improved products to market and continuing strong relationships with Shareholders.  In the case of Mr. Donahue, his qualitative performance objectives included assisting in driving the Company’s strategic plan, ensuring no material weaknesses in the Company’s Sarbanes-Oxley compliance, improving the Company’s balance sheet and liquidity, continuing strong relationships with Shareholders and continuing development of a productive finance team.  With respect to the other NEOs, their qualitative performance objectives with respect to their individual divisions involved continued expansion in growth markets, development and delivery of new and improved products, implementation of certain cost savings initiatives, achievement of employee safety targets and the development of productive management teams.  After reviewing 2011 results compared to the targeted performance measures, the Committee determined that the qualitative factors for all NEOs had been satisfied.

The economic profit and modified operating cash flow targets for 2011 were set at the Company level for the CEO and CFO and at the divisional level for the other NEOs.    The applicable target and achievement levels for 2011 are set forth for each NEO in the following table.

Name	Economic Profit (in millions)				Modified Operating Cash Flow (in millions)
	Target	Actual	Carry- Forward Used	Total Actual plus Carry- Forward	Target	Actual
John Conway	$434.9	$415.7	$81.8	$497.5	$666.9	$642.9
Timothy Donahue	$434.9	$415.7	$81.8	$497.5	$666.9	$642.9
Christopher Homfray	$244.7	$224.2	$40.1	$264.3	$448.2	$403.4
Raymond McGowan	$154.6	$190.6	-	$190.6	$370.7	$354.9
Jozef Salaerts	$47.7	$38.6	$16.2	$54.8	<$43.8>	<$31.6>

Economic profit carry-forward is economic profit earned in prior years but not applied to generate EP Plan payouts in such prior years, either as a result of the EP Plan’s limits capping annual payouts in prior years or as a result of the Committee’s exercise of its discretion not to pay EP Plan awards otherwise earned.  Use of economic profit carry-forward motivates management to drive annual improvement in the Company’s economic profit regardless of EP Plan limits capping annual payments and recognizes and rewards long-term improvement in the Company’s operating performance.  The Company’s economic profit has grown in annual amount from $99 million to $416 million over the past five years.  Economic profit carried forward beyond 2011 is $108 million with respect to Messrs. Conway and Donahue, $19.9 million with respect to Mr. McGowan, $3.5 million with respect to Mr. Salaerts and $0 with respect to Mr. Homfray.

Despite the Company’s 7.8% increase in gross profit during 2011, actual economic profit of $415.7 million at the Company level was short of the EP Plan target due to the major increase in capital investments in 2010 and 2011 in growth markets.  These capital projects are in various stages of construction, equipment installation and start-up learning curves with gross profit from these new plants and lines not yet at mature production levels.  Consequently, pursuant to the terms of the EP Plan, carry-forward economic profit contributed to payouts.  In addition, although the actual modified operating cash flow of $642.9 million at the Company level was more than 96% of the EP Plan target, the Company’s cash flow from operations was below expectations.  Therefore, the Committee determined that no bonus would be paid at the Company level with respect to the Company’s modified operating cash flow component.  Accordingly, Messrs. Conway and Donahue received actual bonuses under the EP Plan equal to 260% of their respective target bonus amounts, 10% of which were attributable to qualitative factors, 0% to modified operating cash flow and 250% to economic profit based on the use of $81.8 million of economic profit carry-forward generated from prior years not applied to generate EP Plan payouts in such prior years.  With respect to the Americas Division, Mr. McGowan received an actual bonus under the EP Plan equal to 294% of his target bonus amount, 10% of which was attributable to qualitative factors, 34% to modified operating cash flow and 250% to economic profit.  With respect to the European Division, Mr. Homfray received an actual bonus under the EP Plan equal to 179% of his target bonus amount, 10% of which was attributable to qualitative factors, 25% to modified operating cash flow and 144% to economic profit, based on the use of $40.1 million of economic profit carry-forward from prior years that was not applied to generate EP Plan payouts in such prior years.  With respect to the Asia- Pacific Division, the Committee determined that Mr. Salaerts would receive an actual bonus under the EP Plan equal to 300% of his target bonus amount, 10% of which was attributable to qualitative factors, 60% to modified operating cash flow and 230% to economic profit based on the use of $16.2 million of economic profit carry-forward from prior years that was not applied to generate EP Plan payouts in such prior years.

Long-Term Equity Incentives.  The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and annual time-based restricted stock and performance-based restricted stock grants are therefore part of the executive compensation program.  Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, two-thirds of the targeted value of stock awards to NEOs is performance-based.  Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking described above, and the sum of the NEO’s base salary and annual incentive bonus opportunity.  See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”  Long-term equity incentive awards are generally not adjusted as a result of vestings or exercises of prior-year grants.  In addition to the annual equity awards, the Committee may approve equity awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.

The Committee approved the following approach for 2011:

•
Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) at the upper range of the Peer Group for the CEO and the middle range of the Peer Group for the other NEOs, after taking into account the cash compensation.

•
One-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock, which vests in equal annual installments over three years from the date of the award in the amounts set forth on the Grants of Plan-Based Awards table below.

•
Two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock that could be earned based upon the Company’s total shareholder return relative to a group of industry peers over a performance period, as described below.  A target number of shares was established for 2011 for each NEO, as set forth on the Grants of Plan-Based Awards table below.  The performance period will be three calendar years in length.  The lapse of restrictions on performance-based shares generally will not occur until the third anniversary of the grant date, if at all.  The Committee believes that this structure provides a strong retention element because an NEO terminating employment (other than for retirement, disability or death) will leave behind potential vesting based on the results of three separate performance periods.

The Committee believes that for purposes of comparing shareholder returns it is more appropriate to utilize a peer group limited to the container and packaging industry.  As a result, for determining shareholder return, the Committee used the Dow Jones “U.S. Containers & Packaging” Index, comprising AptarGroup, Ball Corporation, Bemis Company, Greif, MeadWestvaco Corporation, Owens-Illinois, Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Silgan Holdings, Sonoco Products Company and Temple-Inland.

In addition, the Committee determined that performance-based shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Total shareholder return is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period.  The Company’s total shareholder return for the three-year calendar period ended December 31, 2010, was 30.1% based upon the closing price of the Company’s Common Stock on such date (i.e., $33.38 per share) compared to the closing price on December 31, 2007 (i.e., $25.65 per share).  When compared to the total shareholder return of the other companies in the industry peer group, the Company ranked at the 90th percentile.  Therefore, in accordance with the preceding schedule, the performance-based shares vesting in 2011 were awarded at the 200% level.

Retirement Benefits.  As an incentive for long-term employment, the Company maintains several retirement plans.  In the United States, the Company maintains a defined benefit pension plan (“U.S. Pension Plan”) for certain eligible employees in which three NEOs (Messrs. Conway, Donahue and McGowan) participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2011, benefits from the U.S. Pension Plan are limited to $195,000 per year and may be based only on the first $245,000 of an employee’s annual earnings.

Mr. Homfray accrued benefits under a defined benefit pension maintained for the benefit of certain Company employees in the United Kingdom (“U.K. Pension Plan”) until December 31, 2010, at which time his benefits thereunder were frozen (with the exception of an annual inflation adjustment which will continue to accumulate until retirement).  Beginning at age 60, Mr. Homfray will be entitled to normal retirement benefits under the U.K. Pension Plan estimated at $119,624 per year as of December 31, 2011 and prior to any subsequent inflation adjustment.

Beginning on January 1, 2011, Mr. Homfray began accruing benefits under a pension plan maintained for the benefit of certain Company employees in Switzerland (“Swiss Pension Plan”).  For each year Mr. Homfray participates in the Swiss Pension Plan, the Company will contribute an amount to the plan on Mr Homfray’s behalf equal to 10% (12% beginning in the year Mr. Homfray attains age 55) times the sum of (i) the lesser of his target bonus and his actual bonus for such year and (ii) his base salary for such year (in each case, reduced in coordination with certain statutory limits).

Because of the benefit limits under the U.S. Pension Plan, the U.K. Pension Plan and the Swiss Pension Plan described above, and the fact that not all NEOs participate in a defined benefit pension plan, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”).  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits and, in the case of Mr. Conway, the savings plan benefits described below.

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump-sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

As a result of historically low long-term interest rates, the lump-sum value of Mr. Conway’s retirement benefits significantly increased during recent years.  Although Mr. Conway has agreed to continue to serve the Company beyond his normal retirement age of 65, he has irrevocably waived his rights to a retirement benefit under the Senior Executive Retirement Plan that exceeds $32 million.  As of December 31, 2011, based on long-term interest rates and other actuarial assumptions as of that date, Mr. Conway had voluntarily waived approximately $7 million of lump-sum retirement benefits to which he would have been entitled had he retired at that time.  Mr. Conway’s actual retirement benefit may fall below $32 million depending upon long-term interest rates, his rate of pay and/or actuarial and other factors at his retirement date.

The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including three NEOs (Messrs. Conway, Donahue and McGowan), are able to contribute a portion of their salaries on a pre-tax basis.  Subject to limits of the Code, the Company will match 50% of the first 3% of pay that is contributed to this 401(k) plan.  Mr. Salaerts participates in an international defined contribution retirement benefits plan to which Mr. Salaerts is permitted to contribute a portion of his salary up to $12,000 annually.  The Company contributes an amount equal to 9% of Mr. Salaerts’ base salary and bonus to this plan on behalf of Mr. Salaerts.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.  For 2011, the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverages and, in certain cases, overseas allowances.

Tax Deductibility of Executive Compensation.  To the extent compensation paid to any NEO exceeds $1 million for any year, it will not be deductible for federal income tax purposes unless such compensation is “performance-based” as defined in Section 162(m) of the Code (“162(m) Qualified”).  Base salaries and annual incentive bonuses are not 162(m) Qualified.  Restricted stock granted pursuant to a Shareholder approved plan is 162(m) Qualified if the stock vests based on the achievement of objective performance goals.  Restricted stock that is time-based is not 162(m) Qualified.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities.  The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 22, 2012 by the members of the Compensation Committee.

Hans Löliger, Chairperson
Arnold Donald
William Little
Jim Turner

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2011:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

John W. Conway	2011	$1,075,000	$6,870,042	$3,214,250	$2,469,195(4)	$1,861,839	$15,490,326
Chairman of the Board, President and Chief Executive Officer	2010	1,075,000	6,881,025	3,708,750	1,244,267	793,055	13,702,097
	2009	1,075,000	6,497,730	3,708,750	2,826,579	1,551,076	15,659,135

Timothy J. Donahue	2011	535,000	1,164,138	1,112,800	1,392,648	224,635	4,429,221
Executive Vice President and Chief Financial Officer	2010	535,000	1,166,018	1,284,000	777,281	168,412	3,930,711
	2009	505,000	1,019,902	1,212,000	598,565	145,024	3,480,491

Christopher C. Homfray (5)	2011	586,841	1,409,914	838,576	1,695,452	229,638	4,760,421
President-European Division	2010	508,592	1,357,152	1,220,621	957,105	199,926	4,243,396
	2009	494,343	1,257,558	1,306,485	1,115,403	223,604	4,397,393

Raymond L. McGowan	2011	535,000	1,164,138	1,258,320	1,211,702	215,101	4,384,261
President-Americas Division	2010	535,000	1,166,018	1,284,000	696,108	173,253	3,854,379
	2009	505,000	1,019,902	1,212,000	452,383	114,137	3,303,422

Jozef Salaerts (6)	2011	443,485	607,642	997,842	1,529,674	508,836	4,087,479
President-Asia-Pacific Division	2010	424,707	545,030	955,591	781,288	763,275	3,469,891
	2009	315,000	424,210	567,000	446,524	391,926	2,144,660

(1)
The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition) awards issued by the Company for the respective fiscal years.  The aggregate grant-date fair market values of the time-based restricted stock awards were as follows:  Mr. Conway: $2,293,689 for 2011, $2,177,661 for 2010 and, $3,219,864 for 2009; Mr. Donahue: $388,662 for 2011, $369,009 for 2010 and $505,395 for 2009; Mr. Homfray: $470,722 for 2011, $429,497 for 2010 and $623,163 for 2009; Mr. McGowan: $388,662 for 2011, $369,009 for 2010 and $505,395 for 2009; and Mr. Salaerts: 202,874 for 2011, $172,485 for 2010 and $210,212 for 2009.  For performance-based restricted stock, the aggregate grant-date fair market value is based upon the probable outcome of the performance condition.  The aggregate grant-date fair market values of the performance-based restricted stock, assuming that the highest level of performance conditions were to be achieved, would be as follows:  Mr. Conway: $7,398,565 for 2011, $6,967,946 for 2010 and $5,355,268 for 2009; Mr. Donahue: $1,253,707 for 2011, $1,180,754 for 2010 and $840,583 for 2009; Mr. Homfray: $1,518,387 for 2011, $1,374,304 for 2010 and $1,036,454 for 2009; Mr. McGowan: $1,253,707 for 2011, $1,180,754 for 2010 and $840,583 for 2009; and Mr. Salaerts: $654,387 for 2011, $551,919 for 2010 and $349,623 for 2009.  If the minimum level of performance conditions were not achieved, the value of the performance-based restricted stock awards would be $0 in all cases.

Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and that are discussed in Note V, “Pensions and Other Retirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)	The amounts in this column for 2011 include the following items:

	J. Conway	T. Donahue	C. Homfray	R. McGowan	J. Salaerts

Change in Value of SERP Life Insurance	$1,811,162	$208,380	$159,984	$185,471	$249,424
FICA on Change in SERP Valuation	4,841	8,780	0	10,505	0
Automobile Allowance	26,850	3,800	24,922	15,450	38,310
Life Insurance*	15,311	0	0	0	0
Defined Contribution Plan Company Contributions	3,675	3,675	0	3,675	123,977
Overseas Housing Allowance	0	0	44,732	0	54,000
Third Country National Expat Benefits**	0	0	0	0	43,125
Total	$1,861,839	$224,635	$229,638	$215,101	$508,836

*	Life Insurance includes insurance premiums for Mr. Conway under a split-dollar life insurance agreement.

**	Third Country National Expat Benefits for Mr. Salaerts include insurance benefits.

(4)
Mr. Conway irrevocably waived his rights to retirement benefits under the Senior Executive Retirement Plan that exceed $32 million.  Except for this waiver, the increase in the actuarial present value of Mr. Conway’s defined benefit retirement plans would have been approximately $10 million.

(5)	Mr. Homfray’s non-equity compensation for 2011 set forth in the table above has been converted from Swiss Francs into U.S. Dollars at the December 31, 2011 closing exchange rate of $1.065048.

(6)	Mr. Salaerts’ non-equity compensation for 2011 set forth in the table above has been converted from Singapore Dollars into U.S. Dollars at the December 31, 2011 closing exchange rate of $0.771278.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2011 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2011 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2011 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant-date fair values of the stock awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and P to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

		Estimated Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2011 Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Dates of Equity Awards	Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
John Conway	1/04/2011 (5)	0	1,236,250	3,708,750	0	109,771	219,542	68,062	6,870,042
Timothy Donahue	1/04/2011 (6)	0	428,000	1,284,000	0	18,601	37,202	11,533	1,164,138
Christopher Homfray	1/04/2011 (7)	0	469,473	1,408,419	0	22,528	45,056	13,968	1,409,914
Raymond McGowan	1/04/2011 (8)	0	428,000	1,284,000	0	18,601	37,202	11,533	1,164,138
Jozef Salaerts	1/04/2011 (9)	0	332,614	997,842	0	9,709	19,418	6,020	607,642

(1)
These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2011 under the Company’s Economic Profit Incentive Plan.  For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the Economic Profit Incentive Plan for 2011, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2011 performance-based restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return (“TSR”) versus the TSR of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.  The vesting of the performance-based shares from the 2011 award will occur in January 2014, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group.  For further details, refer to Note P, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Rights to the performance-based shares are not forfeited at retirement, death or disability and remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

(3)
These amounts represent time-based restricted stock awarded in 2011 and do not include the performance-based restricted stock awards.  Time-based restricted stock vests annually over three years from the date of the award.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2011.  The grant-date fair value of the time-based restricted stock is the closing price of the Company’s stock on the date of the award which was $33.70 per share.  The grant-date fair value of the performance-based shares is based on a Monte Carlo valuation model.  In order for the Company to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat more than one-third of the total number of shares granted are time-vested restricted shares and somewhat less than two-thirds are performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in greater per unit values for performance-based restricted stock than for time-vested restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)
Represents grant to Mr. Conway of 177,833 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan. 68,062 shares vest over a three year period as follows: 22,688 shares on January 4, 2012 and 22,687 shares on January 4, 2013 and 2014. The remaining 109,771 shares vest on January 4, 2014 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 219,542.

(6)
Represents grant to Mr. Donahue of 30,134 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  11,533 shares vest over a three year period as follows:  3,845 shares on January 4, 2012 and 3,844 shares on January 4, 2013 and 2014.  The remaining 18,601 shares vest on January 4, 2014 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 37,202.

(7)
Represents grant to Mr. Homfray of 36,496 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  13,968 shares vest over a three year period as follows:  4,656 shares on January 4, 2012, 2013 and 2014.  The remaining 22,528 shares vest on January 4, 2014 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 45,056.

(8)
Represents grant to Mr. McGowan of 30,134 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  11,533 shares vest over a three year period as follows:  3,845 shares on January 4, 2012 and 3,844 shares on January 4, 2013 and 2014.  The remaining 18,601 shares vest on January 4, 2014 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 37,202.

(9)
Represents grant to Mr. Salaerts of 15,729 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  6,020 shares vest over a three year period as follows:  2,007 shares on January 4, 2012 and 2013 and 2,006 shares on January 4, 2014.  The remaining 9,709 shares vest on January 4, 2014 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 19,418.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options (under “Option Awards”) and unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock (under “Stock Awards”) held by the Company’s NEOs on December 31, 2011.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2001, 2004 and 2006 stock-based incentive compensation plans.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway	150,000 500,000		8.75 8.60	2/24/2014 5/3/2014	179,110	6,014,514	381,669	12,816,445
Timothy Donahue					29,639	995,278	62,903	2,112,283
Christopher Homfray					35,660	1,197,463	75,631	2,539,689
Raymond McGowan	30,000	20,000	23.45	2/20/2017	29,639	995,278	62,903	2,112,283
Jozef Salaerts	5,000 5,000 24,000	16,000	8.75 13.20 23.45	2/24/2014 12/15/2014 2/20/2017	14,023	470,892	29,270	982,887

(1)	With respect to the unvested option awards reported under this column, one-half vested on February 20, 2012 and one-half will vest on February 20, 2013.

(2)
These amounts represent outstanding time-based restricted stock awards.  Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2009, the remaining one-third vested on January 16, 2012; with respect to awards made in 2010, the second one-third vested on February 25, 2012 and the remaining one-third will vest on February 25, 2013; and with respect to awards made in 2011, the first one-third vested on January 4, 2012, the second one-third will vest on January 4, 2013 and the final one-third will vest on January 4, 2014.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the awards accelerates to the date of termination.

(3)	Computed as of December 31, 2011. The closing price of the Company’s Common Stock on December 31, 2011 was $33.58.

(4)
These amounts represent outstanding performance-based restricted stock at target level.  The range of shares to be received is 0 to 200% of the target based on the levels of performance achieved under the 2009 award from January 1, 2009 to December 31, 2011, under the 2010 award from January 1, 2010 to December 31, 2012, and under the 2011 award from January 1, 2011 to December 31, 2013.  The number reported does not include the additional shares that may be awarded based upon the Company’s performance and includes shares that may be forfeited based on the Company’s performance.  The vesting date for the performance-based shares awarded in 2009 was January 16, 2012.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 74th percentile which entitled the NEOs to performance-based shares at 149% of their individual targets.  Accordingly, in addition to the 2009 target number of performance-based shares reported in this column, the following awards were made:  Mr. Conway – 69,531 shares, Mr. Donahue – 10,914 shares, Mr. Homfray – 13,457 shares, Mr. McGowan – 10,914 shares and Mr. Salaerts – 4,539 shares.  These additional shares vesting after December 31, 2011 are not included in the amounts in this column.  The vesting dates of the performance-based shares that have not vested are February 25, 2013 with respect to the 2010 award and January 4, 2014 with respect to the 2011 award.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2011 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2) ($)
John Conway	0	0	301,418	10,287,498
Timothy Donahue	0	0	35,233	1,207,229
Christopher Homfray	0	0	45,620	1,560,800
Raymond McGowan	0	0	31,262	1,072,731
Jozef Salaerts	0	0	16,927	580,193

(1)
Amounts in this column include both time-based and performance-based restricted stock that vested in 2011.  The amounts include the additional performance-based shares earned under the 2008 award that were issued on January 9, 2011 as a result of the Company’s achievement of a total shareholder return in the 90th percentile among its peer group, which entitled those NEOs to performance shares at 200% of their individual targets.  Accordingly, in addition to the 2008 target number of performance shares reflected in this column, Mr. Conway was awarded 78,408 additional shares, Mr. Donahue was awarded 7,830 additional shares, Mr. Homfray was awarded 10,554 additional shares, Mr. McGowan was awarded 6,398 additional shares and Mr. Salaerts was awarded 3,991 additional shares.  For further information relating to the performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(2)
The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	37 37	1,304,326 32,000,000(6)
Timothy Donahue	Pension Plan SERP	21 21	377,352 3,400,818
Christopher Homfray	Pension Plan SERP	16 16	2,434,490 2,347,792
Raymond McGowan	Pension Plan SERP	10 10	289,019 2,706,751
Jozef Salaerts	Pension Plan SERP	- 23	- 3,334,839

(1)
The U.S. Pension Plan in which the NEOs (other than Messrs. Homfray and Salaerts) participate is designed and administered to qualify under Section 401(a) of the Code.  Mr. Homfray’s pension plan benefits are governed by the U.K. Pension Plan with respect to his work for the Company through December 31, 2010 (at which time his active participation in the U.K. Pension Plan ceased) and, effective January 1, 2011, by the Swiss Pension Plan.  Mr. Salaerts participates in an international defined contribution retirement benefits plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings during the last 10 years of service (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, with respect to Mr. Conway, his 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions that were in accordance with the guidelines of FAS 87 and that are discussed in Note V, “Pensions and Other Retirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)	All of the benefits above are vested with respect to the NEOs, except that Messrs. Homfray and Salaerts are not vested in the SERP.

(6)
Mr. Conway has irrevocably waived his right to any lump-sum retirement benefit under the SERP in excess of $32 million.  Except for this waiver, the actuarial present value of Mr. Conway’s lump-sum retirement benefit as of December 31, 2011 would have been $39,150,350.

DIRECTOR COMPENSATION

The following table discloses 2011 Director compensation for all Non-Employee Directors who served as Directors in 2011. Compensation for Mr. Conway is reported in the Summary Compensation Table.  Mr. Conway does not earn additional compensation for his service as Director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (2)(3) ($)	Total (5) ($)
Jenne Britell	104,500	100,000	204,500
Arnold Donald	89,000	100,000	189,000
William Little	102,750	100,000	202,750
Hans Löliger	103,500	100,000	203,500
James Miller	77,500	100,000	177,500
Josef Müller	76,500	75,000	151,500
Thomas Ralph	124,000	100,000	224,000
Hugues du Rouret	99,500	100,000	199,500
Alan Rutherford (4)	36,500	25,000	61,500
Jim Turner	89,000	100,000	189,000
William Urkiel	99,500	100,000	199,500

(1)
Cash-based Director’s fees for 2011 were $70,000 annually, and cash meeting attendance fees were $1,500 per Board meeting.  Cash committee fees in 2011 were as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all committee members, an attendance fee of $1,500 per meeting.  Directors do not receive any additional fees for their service on the Executive Committee.

(2)
Each Director may defer receipt of all, or any part, of his or her compensation until termination of service as a Director.  Mr. Ralph deferred receipt of the $70,000 annual cash-based Director fee in 2011.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years and are credited with interest at the prime rate until distributed.

(3)
The annual grant of Company Common Stock for 2011 consisted of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(4)	Mr. Rutherford did not stand for re-election to the Board at the Company’s 2011 Annual Meeting of Shareholders.

(5)
During 2011, the Committee commissioned Pay Governance to conduct a competitive assessment of the Company’s Non-Employee Director compensation program.  Pay Governance compared the Company’s Non-Employee Director compensation program to those of its Peer Group and a general industry sample of 100 similarly sized companies.  As part of the assessment, Pay Governance noted that the majority of both the Company’s Peer Group and the general industry group had moved to a “flat fee” approach (i.e., delivering compensation through board and committee retainers rather than through meeting fees).  After reviewing the assessment and discussing it with Pay Governance, the Committee determined that a flat fee program would be appropriate going forward and that total compensation for the Company’s Non-Employee Directors, which had not been changed for the past four years, should be increased.  On the Committee’s recommendation, the Board of Directors voted to adopt the following changes to the Company’s Non-Employee Director compensation program, effective January 1, 2012:

•	Elimination of the $1,500 meeting fee for Board and Committee meetings;

•	Increase of the base annual Director fee from $70,000 to $100,000; and

•	Increase of the annual grant of Company Common Stock from $100,000 to $110,000.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has employment agreements with all of its NEOs other than Mr. Salaerts.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Mr. Conway has agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Donahue and McGowan are subject to a similar non-competition provision which is limited to a one year post-employment period prior to a change in control and two years following a change in control.  Mr. Homfray is subject to a one year post-employment non-competition provision and a one year post-employment provision not to solicit Company employees to terminate employment with the Company.

Under the agreements for Messrs. Conway, Donahue and McGowan (the “U.S. NEOs”), if an executive’s employment is terminated because of a voluntary termination (including retirement), disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target bonus payment and any vested retirement, incentive or other benefits.  If a U.S. NEO’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Conway, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump-sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. Donahue and McGowan, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target bonus payment and (iii) a lump-sum payment equal to the executive’s base salary.  In the case of Mr. Homfray, if his employment is terminated by the Company other than for cause, he will receive a payment equal to 12 months of base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of a U.S. NEO is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Mr. Conway  and during the 12-month period following a Change in Control with respect to Messrs. Donahue and McGowan, the Company will pay to such executive his base salary through the date of termination plus a lump-sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  In addition, all stock options and time-based and performance-based restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  With respect to Mr. Conway, following a Change in Control, “Good Reason” includes the executive’s voluntary termination of employment for any reason during the one month period following the one year anniversary of the Change in Control.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of payments contingent on a change in control for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2011.

Name	Benefit	Termination upon Retirement, Disability or Death ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control ($)
John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	12,214,150
	Accelerated Restricted Stock Vesting: (1)	6,014,514			18,830,959
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits: (2)	156,030			156,030
	Tax Gross-Up: (3)				36,810,979
	Total:	7,406,794	8,170,000	8,170,000	71,237,118
Timothy Donahue	Salary:			535,000	1,605,000
	Bonus:	428,000		428,000	3,692,960
	Accelerated Restricted Stock Vesting: (1)	995,278			3,107,561
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits: (2)	763,710			763,710
	Tax Gross-Up: (3)				7,320,617
	Total:	2,186,988		963,000	16,489,848
Christopher Homfray	Salary:			586,841	586,841
	Bonus:
	Accelerated Restricted Stock Vesting: (1)	1,197,463			3,737,152
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits:
	Tax Gross-Up:
	Total:	1,197,463		586,841	4,323,993
Raymond McGowan	Salary:			535,000	1,605,000
	Bonus:	428,000		428,000	4,099,640
	Accelerated Restricted Stock Vesting:(1)	995,278			3,107,561
	Accelerated Stock Option Vesting: (4)				202,600
	Additional Health Care Benefits: (2)	308,138			308,138
	Tax Gross-Up: (3)				5,718,712
	Total:	1,731,416		963,000	15,041,651
Jozef Salaerts	Salary:
	Bonus:
	Accelerated Restricted Stock Vesting: (1)	470,892			1,453,779
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits:
	Tax Gross-Up:
	Total	470,892			1,453,779

(1)
The vesting of time-based and performance-based restricted stock awards accelerates upon (i) termination for retirement, death or disability and (ii) termination without cause or resignation for good reason after a Change in Control.  In the case of acceleration due to retirement, disability or death, the performance shares remain outstanding until the performance period ends.  Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured.  For termination after a Change in Control, the target level of performance share compensation has been included with the share-based compensation from restricted stock.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note P, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)
The additional health care coverage set forth in this column relates to retirement. Coverage related to death or disability would be valued at $216,332 for Mr. Conway, $1,056,420 for Mr. Donahue and $457,504 for Mr. McGowan.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  The Company has agreed to reimburse the NEOs for all taxes imposed on such lump-sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

(4)
The accelerated stock option vesting amount for Mr. McGowan represents the difference between the closing stock price of $33.58 at December 31, 2011 and the exercise price on the grant date, February 20, 2007, multiplied by the number of unvested shares subject to outstanding options as of December 31, 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, is the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2012.  PricewaterhouseCoopers performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2011 and December 31, 2010.  (1) Audit Fees totaled $6,763,000 and $6,090,000 for the years 2011 and 2010, respectively.  These fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit Related Fees totaled $82,000 and $249,000 for the years 2011 and 2010, respectively.  The services for the fees reported under this category include due diligence in connection with mergers and acquisitions and other assurance related services performed in connection with statutory requirements in various countries.  (3) Tax Compliance Fees totaled $1,281,000 and $2,744,000 for the years 2011 and 2010, respectively.  These fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services totaled $2,309,000 and $5,987,000 for the years 2011 and 2010, respectively.  These fees were for tax planning and advice.  (5) All Other Fees totaled $20,000 and $49,000 for the years 2011 and 2010, respectively, and were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors.  The Audit Committee considers the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors and reviews such levels each year.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2011 the Chairperson reviewed and approved services with fees totaling less than $169,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2011 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2011.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

This report is respectfully submitted on February 22, 2012 by the members of the Audit Committee.

Jenne Britell, Chairperson
Josef Müller
Thomas Ralph
Hugues du Rouret
William Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2012.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment
of PricewaterhouseCoopers LLP as Independent Auditors.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation requires that the Company include in this Proxy Statement a non-binding advisory shareholder vote on executive compensation, commonly referred to as “say-on-pay.”  At last year’s Annual Meeting of Shareholders, the Shareholders voted in favor of annual say-on-pay votes.  The Company currently conducts annual advisory votes on executive compensation, and it expects to conduct the next advisory vote at the Company’s 2013 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, including the tables and related narrative, for details regarding the Company’s executive compensation program and 2011 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders.  To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2012 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors Recommends an Advisory Vote “FOR” the Approval
of this Resolution on Executive Compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2011, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 19, 2012.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 19, 2012 nor more than 150 days, which is October 20, 2012, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials have been made available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement,

•	the Proxy Card relating to the Annual Meeting of Shareholders and

•	the Annual Report to Shareholders.

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders, is not part of the proxy soliciting materials.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC on February 29, 2012.  A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 19, 2012

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.eproxy.com/cck Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 25, 2012.

(	PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 25, 2012.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Voting your Proxy by Internet or Telephone
•	Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.
•	You do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
\/    Please detach here   \/

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Items 1 through 3.

1.	Election of	01 Jenne K. Britell	05 Hans J. Löliger	09 Hugues du Rouret	□	Vote FOR	□	Vote WITHHELD
	directors:	02 John W. Conway	06 James H. Miller	10 Jim L. Turner		all nominees		from all nominees
		03 Arnold W. Donald	07 Josef M. Müller	11 William S. Urkiel		(except as marked)
		04 William G. Little	08 Thomas A. Ralph

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2012.	□	For	□	Against	□	Abstain

3.	Approval, by non-binding advisory vote, of executive compensation as described in the Proxy Statement.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3.

Address Change? Mark box, sign, and indicate changes below:	□	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2012
9:30 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Copies of the following materials are available at

http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	the Proxy Statement relating to the Annual Meeting of Shareholders,
•	this Proxy Card and
•	the Annual Report to Shareholders

Crown Holdings, Inc
One Crown Way	PROXY
Philadelphia, PA 19154-4599

Proxy for Annual Meeting of Shareholders to be held on April 26, 2012

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 6, 2012 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 26, 2012 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.